                                                                  EXHIBIT 10.20


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of October 16, 1996, between PHYSICIANS TRUST, INC., a Delaware corporation (the "Corporation"), and WILLIAM D. McCLELLAN, JR. ("Executive").

                                    RECITALS

         A. Executive desires to become employed by the Corporation as Vice President of Finance for the term hereof pursuant to the terms and conditions set forth in this Agreement.

         B. The Corporation desires to employ Executive in such capacity pursuant to the terms and conditions set forth in this Agreement.

         C. Executive recognizes that an important aspect of the Corporation's business includes its trade secrets and proprietary information and that it is appropriate and necessary for the Corporation to protect such matters and Executive recognizes and acknowledges that it is reasonable and necessary for certain restrictions to be placed on Executive's ability to compete with the Corporation in order to protect the legitimate business interest of the Corporation.

         NOW, THEREFORE, for and in consideration of the mutual covenants and conditions set forth below, the parties covenant and agree as follows:

         1. DUTIES. During the term of this Agreement, Executive agrees to be employed by and to serve the Corporation as Vice President of Finance, and the Corporation agrees to employ and retain Executive in such capacity. Executive shall devote his best efforts and his business time, energy, and skill in order to perform his duties assigned to him. In the performance of his duties hereunder, Executive shall at all times be subject to the directions of the Board of Directors of the Corporation.

         2.      TERM AND TERMINATION.

                 2.1 BASIC TERM. Subject to the provisions for termination as hereinafter set forth, the initial term of employment of Executive by the Corporation shall be for a period of three years commencing on the effective date hereof. The initial term shall be automatically extended unless either party shall give written notice of termination of this Agreement at least 60 days before the expiration of the initial three year term. In the event that Executive shall continue in the full-time employment of the Corporation after the additional two-year period without a written extension of this Agreement, such continued employment shall be for successive annual periods and shall be subject to the terms and conditions of this Agreement.

                 2.2 TERMINATION OF AGREEMENT. Executive's employment under this Agreement may be terminated under any of the following circumstances:



______________________________________________
Employment Agreement - Physician's Trust, Inc.
 and William D. McClellan, Jr.

                          (a) Immediately by the Corporation, upon the death of Executive.


                          (b) At the option of the Corporation in the event that Executive should, in the reasonable judgment of the Board of Directors of the Corporation, fail to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity shall continue for a period of more than three months. The Corporation's option shall be exercised in writing and delivered to Executive and shall be effective upon delivery.

                          (c) Immediately, upon written notice by the Corporation for cause which for purposes of this Agreement shall be defined as (i) Executive's willful and persistent inattention to his duties which amounts to gross negligence or willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Corporation, (ii) Executive's willful breach of any term or provision of this Agreement which breach shall have remained substantially uncorrected for 30 days with an opportunity to cure following written notice to the Executive; or (iii) the commission by Executive of any act or any failure by Executive to act involving serious criminal conduct or moral turpitude, whether or not directly relating to the business and affairs of the Corporation.

                          (d)     Upon 30 days written notice by the
                 Corporation or the Executive, at any time, with or without cause.

                 2.3 EFFECTS OF TERMINATION. In the event that this Agreement is terminated pursuant to Section 2.2 or upon expiration of the term of the Agreement, neither the Executive nor the Corporation shall have any further obligations hereunder except for (a) obligations occurring prior to the date of termination, and (b) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of this Agreement. The obligations, promises or covenants contained herein that shall extend beyond the term of this Agreement shall include, without limitation, those obligations, promises or covenants contained herein regarding confidentiality of information, indemnities and the Executive's covenants not to compete and to pay damages.

                 2.4 PAYMENTS UPON TERMINATION. Upon termination for any of the foregoing causes, the Executive or his estate shall be entitled to receive all accrued and unpaid compensation, including salary and bonuses and unpaid vacation and reimbursements for certain expenses through the effective date of termination. In the event of the Executive's termination for any reason other than for cause (in accordance with Section 2.2(c)) or the Executive's voluntary termination (in accordance with Section 2.2(d)), Executive shall continue to be paid, as severance pay, an amount equal to his salary at the time of termination along with insurance benefits for a period of six months if termination occurs during the initial term and for a period of one year if termination occurs during the renewal term.





______________________________________________
Employment Agreement - Physician's Trust, Inc.
 and William D. McClellan, Jr.

         3.      SALARY AND BENEFITS.

                 3.1 BASE SALARY. As payment for the services to be rendered by Executive, the Corporation agrees to pay to Executive a monthly base salary in an amount not less than the amounts set forth on Schedule A attached to this Agreement. All compensation of any kind paid to Executive under this Agreement will be payable in accordance with the Corporation's regular payroll policies and subject to customary withholding and employment taxes.

                 3.2 BONUS. During each calendar quarter commencing one full calendar quarter after the IPO (as defined on Schedule "A"), Executive shall receive a bonus equal to 2% of the increase in the pre tax net income per share (over the net income per share for the most recent calendar quarter) times the number of shares outstanding at the end of the quarterly period for which the bonus is granted, except that such bonus shall not exceed 100% of the base salary for the same calendar quarter. Shares outstanding shall be determined on a fully diluted basis including for such purpose all vested stock options and all delayed delivery shares of common stock required to be issued by the Corporation. Increases shall only be measured on increases in net income (i.e., from break even) and no bonus shall be payable for any quarter unless there is net income.

                 3.3 FOUNDER'S STOCK AND STOCK OPTIONS. Upon execution of this Agreement, Executive shall have the right to acquire 100,000 shares of the Corporation's common stock for a purchase price of $100. Such stock shall be delivered to Executive following receipt by the Corporation of the purchase price and a copy of Executive's written notice of termination of his current employment. In addition to the base salary payable pursuant to Section 3.1 and the bonus payable pursuant to Section 3.2, the Corporation agrees to grant Executive stock options as follows: on the effective date of this Agreement, Executive shall be granted options to purchase (i) 100,000 shares of common stock for a price of one penny per share, exercisable in increments over 36 months, at the end of each successive quarter from the effective date, (ii) 100,000 shares of common stock at an option price of $.50 per share, exercisable in quarterly increments over 24 months at the end of each successive quarter from the start date of the additional term. Such options shall be issued pursuant to the Corporation's 1996 Stock Option Plan and shall immediately become exercisable in the event of Executive's termination by the Corporation without cause or a constructive termination (a significant change in Executive's job description or duties such that Executive would no longer be performing the duties of an executive officer) or in the event of a sale or merger of the Corporation. In the event of termination for cause (as provided in Section 2.2(c)), all nonvested options shall immediately be forfeited.

                 3.4 EMPLOYEE HEALTH BENEFIT PLANS. Executive shall be eligible to participate in such of the Corporation's medical, dental, and health insurance benefit plans as may be established by the Board of Directors of the Corporation and made generally available to officers of the Corporation until termination of this Agreement. Said Health Insurance Plan shall cover Executive, spouse and dependents with per person deductibles of not more than $250.00 per year and maximum co-insurance of not more than twenty (20%) percent.





______________________________________________
Employment Agreement - Physician's Trust, Inc.
 and William D. McClellan, Jr.
                                     -3-

                 3.5 VACATION. Executive shall be entitled to all federal "bank" holidays plus 20 additional days of vacation time without loss of compensation during each year of employment. Such vacation time may be accrued and carried over if not used in full in each year.

                 3.6 BUSINESS EXPENSES. Executive will also be entitled to reimbursement for his reasonable business expenses incurred in connection with the performance of his duties hereunder, including expenditures for mobile telephone service, entertainment, gifts and travel, provided (a) that each such expenditure is of a nature qualifying it as a prior deduction on the federal and state income tax returns of the Corporation and (b) Executive furnishes to the Corporation adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate tax authorities for the substantiation of each such expenditure as an income tax deduction.

                 3.7 TEMPORARY LIVING AND MOVING EXPENSES. Executive shall be entitled to a temporary living expense stipend of $2,000 per month to reimburse Executive for temporary living expenses and travel expenses between South Lake and Houston for a period of six months or such earlier time as the relocation to Houston is completed. In addition, the Corporation will provide a relocation allowance of $15,000 to be paid to the Executive for moving costs, real estate fees and/or closing costs.

                 3.8 INDEMNIFICATION. The Corporation will indemnify and hold harmless Executive in connection with the defense of any action, suit or proceeding to which he is a party or threat thereof, by reason of his being or having been an Executive or director of the Corporation to the fullest extent that may be permitted by applicable law.

         4.      NON-COMPETITION.

                 4.1 DURING THE TERM OF EMPLOYMENT. During the term of his employment under this Agreement, Executive shall not directly or indirectly, as an owner, partner, shareholder, employee, consultant, or in any similar manner, engage in any physician practice management company, magnetic resonance imaging or diagnostic imaging business. Notwithstanding the foregoing, Executive shall be free, without the Corporation's consent, to purchase or hold as an investment or otherwise, up to five percent of the outstanding stock or other securities of any corporation which has its securities publicly traded on any recognized securities exchange or in the over-the-counter market or, five percent of the stock or other securities of any privately held corporation that might be in competition with the Corporation.

                 4.2 AFTER TERMINATION. Upon expiration of the term or termination of this Agreement, Executive covenants that he shall not for one year following such termination directly or indirectly as an owner, partner, shareholder, employee in an executive capacity, consultant, or in any similar manner engage, in any practice management company, magnetic resonance imaging or diagnostic imaging business competitive with the business of the Corporation
as hereinafter defined, within the continental United States.   Notwithstanding
the foregoing, the purchase or holding by Executive as an investment or otherwise of up to five percent of the outstanding stock or other





______________________________________________
Employment Agreement - Physician's Trust, Inc.
 and William D. McClellan, Jr.

securities of any such competitive corporation or business which has its securities publicly traded on any recognized securities exchange or in the over-the-counter market or five percent of the stock of any privately held corporation shall not constitute a breach of the covenant contained in this
Section 4.2. For purposes of this Agreement, the business of the Corporation shall mean physician practice management and ancillary services including magnetic resonance imaging and diagnostic imaging in the areas of orthopedics and neurology.

         5. UNENFORCEABILITY. Employer and Employee recognize and agree that the covenants described in Sections 4.1 and 4.2 are ancillary to an otherwise enforceable agreement, that the duration, scope and geographic area applicable to the covenant described in Sections 4.1 and 4.2 are fair, reasonable, and necessary, that adequate compensation has been received by Employee under this Agreement for such obligations, that these obligations do not prevent Employee from earning a livelihood, and that enforcement of the covenants described in Sections 4.1 and 4.2 is necessary to prevent irreparable harm and damage to the business of Employer. If, however, for any reason, any court of competent jurisdiction determines that the restrictions in either
Section 4.1 or Section 4.2 are not reasonable, that the consideration is inadequate, or that Employee has been prevented from earning a livelihood, such restrictions shall be interpreted, modified, or rewritten to include as much of the duration, scope, and geographic area identified in either Section 4.1 or
Section 4.2 as will render such restrictions valid and enforceable.

         6. CONFIDENTIALITY. Executive agrees that all confidential and proprietary information (including without limitation any and all information, books, records, and documents relating to the Corporation's operations, customer lists, financial data, any and all reports to the Corporation by Executive during the course of his employment by the Corporation, and any and all information regarding personnel, customers, pricing, terms of sale, research and development, or otherwise relating to the business of the Corporation) relating to the business or operations of the Corporation or of its affiliates, shall be kept and treated as confidential both during and after the term of this Agreement, provided that Executive shall not incur any liability for disclosure of information which (a) was permitted in writing by the Corporation's Board of Directors, or (b) is within the public domain or comes within the public domain without any breach of this Agreement. All notes, memoranda, reports, drawings, blueprints, manuals, computer programs, records, materials, data and other papers of every kind which were in or shall come into Executive's possession at any time during Executive's employment by the Corporation relating to any such confidential and proprietary information shall be the sole and exclusive property of the Corporation.

         7. COPYRIGHT. Executive agrees that, except as provided in the preceding sentence, any and all writings produced at any time during the term hereof by Executive as a part of the performance of his duties hereunder are and will be the sole property of the Corporation, and that the Corporation will have the exclusive right to copyright such writings in any country.





______________________________________________
Employment Agreement - Physician's Trust, Inc.
 and William D. McClellan, Jr.

         8.      MISCELLANEOUS.

                 8.1 WAIVER. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

                 8.2 ENTIRE AGREEMENT; MODIFICATIONS. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Executive from the Corporation. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

                 8.3 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be delivered personally or given by telegraph or facsimile transmission or first class mail and shall be deemed to have been duly given when personally delivered or seven days after mailing or one day after facsimile or telegraph transmission to the respective persons named below:



         If to the Corporation:            Physicians Trust, Inc.
                                           2425 West Loop South, Suite 200
                                           Houston, Texas  77027
                                           Attn:  Robert F. Strange, Jr.

         If to Executive:
                                           -----------------------------------

                                           -----------------------------------

                                           -----------------------------------


         Any party may change its address for notices by notice duly given pursuant to this Section 8.3.

                 8.4 HEADINGS. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

                 8.5 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Executive and the Corporation each agree that service upon them in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in Section 8.3.

                 8.6 INJUNCTIVE RELIEF. The parties acknowledge and agree that the extent of damages to the Corporation in the event of a breach of Sections 4, 6 or 7 of this Agreement and damages to Executive in the event of a breach of Section 3, would be difficult or impossible to ascertain and that there is and will be available to either the Corporation or Executive no adequate





______________________________________________
Employment Agreement - Physician's Trust, Inc.
 and William D. McClellan, Jr.

remedy at law in the event of any such breach. Accordingly, Executive and the Corporation agree that, in the event of such breach, the Corporation or Executive shall be entitled to enforce such sections by injunctive or other equitable relief in addition to any other relief to which the Corporation or Executive may be entitled.

                 8.7 SURVIVAL; NON-ASSIGNABILITY. The Corporation's obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Corporation. In the event any such merger, consolidation, or organization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of Executive; provided, however, that, except as herein expressly provided, this Agreement shall not be assignable either by the Corporation (except to an affiliate of the Corporation) or by Executive.

                 8.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

                 8.9 SEVERABILITY. If any portion of this Agreement is determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

                 8.10 ATTORNEY'S FEES. In the event legal action is brought to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys fees and related costs.

                 8.11 EFFECTIVE DATE. This Agreement shall be effective beginning with the Executive's first day of employment, which date shall be determined by mutual agreement of the Corporation and Executive, but no later than 120 days following the execution of this Agreement.



                         [SIGNATURES ON FOLLOWING PAGE]





______________________________________________
Employment Agreement - Physician's Trust, Inc.
 and William D. McClellan, Jr.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

 ATTEST:                             CORPORATION:

                                     PHYSICIANS TRUST, INC.


_________________________            By:  /s/ ROBERT F. STRANGE, JR.
                                          -------------------------------------
                                          Robert F. Strange, Jr., President

                                     EXECUTIVE:

                                     /s/ WILLIAM D. MCCLELLAN, JR.
                                     ------------------------------------------
                                     William D. McClellan, Jr.





______________________________________________
Employment Agreement - Physician's Trust, Inc.
 and William D. McClellan, Jr.

                                  EXHIBIT "A"


       Year                                              Amount
       ----                                              ------
    First Year                             $110,000 per year ($9,167 per month)

(Paid according to the table below with the accrued portion paid at the IPO or on December 1, 1997, whichever occurs first)

                      Current Cash          Deferred &
                         Payment          Accrued Payment          Total
                      ------------        ---------------          -----
    November 1996     $7,000.00             $2,167.00            $9,167.00
    December 1996     $7,000.00             $2,167.00            $9,167.00
    January 1997      $7,000.00             $2,167.00            $9,167.00
    February 1997     $7,000.00             $2,167.00            $9,167.00
    March 1997        $7,000.00             $2,167.00            $9,167.00
    April 1997        $7,000.00             $2,167.00            $9,167.00
    May 1997          $7,722.33             $1,444.67            $9,167.00
    June 1997         $8,444.66             $  722.34            $9,167.00

    July 1997 and
     thereafter
     until December
     1997             $9,167.00             $    0.00            $9,167.00


    Second Year                      $130,000 per year ($10,833 per month)

    Third Year                       $130,000 per year ($10,833 per month)

    Fourth Year                      $150,000 per year ($12,500 per month)

    Fifth Year                       $150,000 per year ($12,500 per month)


         For purposes of this Agreement, IPO shall mean any public or private stock offering which raises cash of at least $5 million.